                                                                     EXHIBIT 5.1
                         [LETTERHEAD OF SHM&M, L.L.P.]
                                October 11, 1995
NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
RE: Registration Statement on Form S-4 Related to 26,950,468 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to NationsBank Corporation, a North Carolina corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on October 11, 1995 related to 26,950,468 shares (the "Shares") of the Corporation's common stock (the "Common Stock"), to be issued by the Corporation in connection with the merger of Bank South Corporation, a Georgia corporation ("BKSO"), with and into the Corporation (the "Merger"). This opinion letter is Exhibit 5.1 to the Registration Statement.
     In rendering this opinion, we have reviewed resolutions of the Board of Directors of the Corporation approving the Merger and issuance of the Shares.
     Based on the foregoing, we are of the opinion that the Shares are legally authorized, and when the Registration Statement shall have been declared effective by order of the Commission and such Shares shall have been issued upon the terms and conditions set forth in the Registration Statement, then the Shares shall be validly issued, fully paid and nonassessable.
     We hereby consent (1) to be named in the Registration Statement and in the prospectus contained therein as attorneys who passed upon the legality of the Shares and (2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.
                                         Very truly yours,
                                         /s/ SMITH HELMS MULLISS & MOORE, L.L.P